EXECUTION COPY

LOAN AND SECURITY AGREEMENT

among

BOOMERANG SYSTEMS, INC.
BOOMERANG SUB, INC.
BOOMERANG USA CORP.
BOOMERANG MP HOLDINGS, INC.

(BORROWERS),

THE LENDERS PARTY HERETO FROM TIME TO TIME

and

PARKING SOURCE LLC

(AGENT)

June 6, 2013

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5.5.	Financial Statements.	32
5.6.	Entity Names	33
5.7.	O.S.H.A. Environmental Compliance and Flood Insurance.	33
5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.	34
5.9.	Patents, Trademarks, Copyrights and Licenses	35
5.10.	Licenses and Permits	35
5.11.	Default of Indebtedness	35
5.12.	No Default	35
5.13.	No Burdensome Restrictions	36
5.14.	No Labor Disputes	36
5.15.	Margin Regulations	36
5.16.	Investment Company Act	36
5.17.	Disclosure	36
5.18.	Business and Property of Borrowers	36
5.19.	Equity Interests	37
5.20.	Commercial Tort Claims	37
5.21.	Letter of Credit Rights	37
5.22.	Material Contracts	37
5.23.	Insurance	37

VI.	AFFIRMATIVE COVENANTS.	37
6.1.	Compliance with Laws	37
6.2.	Conduct of Business and Maintenance of Existence and Assets	37
6.3.	Books and Records	38
6.4.	Payment of Taxes	38
6.5.	Insurance.	38
6.6.	Payment of Indebtedness and Leasehold Obligations	39
6.7.	Environmental Matters.	30
6.8.	Standards of Financial Statements	40
6.9.	Execution of Supplemental Instruments	41
6.10.	Post Closing Covenants.	41

VII.	NEGATIVE COVENANTS.	41
7.1.	Merger, Consolidation, Acquisition and Sale of Assets.	41
7.2.	Creation of Liens	41
7.3.	Investments	41
7.4.	Loans	42
7.5.	Capital Expenditures	42
7.6.	Dividends	42
7.7.	Indebtedness	42
7.8.	Nature of Business	42
7.9.	Transactions with Affiliates	42
7.10.	Leases	42
7.11.	Subsidiaries.	43
7.12.	Fiscal Year and Accounting Changes	43
7.13.	Amendment of Organizational Documents	43

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7.14.	Compliance with ERISA	43
7.15.	Prepayment of Indebtedness	43
7.16.	Other Agreements	44
7.17.	Schedule of Base Operating Expenses Variances	44

VIII.	CONDITIONS PRECEDENT.	44
8.1.	Conditions to Initial Advances	44
8.2.	Conditions to Each Advance	46

IX.	INFORMATION AS TO BORROWERS.	46
9.1.	Environmental Reports.	47
9.2.	Litigation	47
9.3.	Material Occurrences	47
9.4.	Annual Financial Statements	48
9.5.	Quarterly Financial Statements	48
9.6.	Other Reports	48
9.7.	Budget	48
9.8.	Variances From Schedule of Base Operating Expenses	49
9.9.	Notice of Suits, Adverse Events	49
9.10.	ERISA Notices and Requests	49
9.11.	Additional Documents	50
9.12.	Updates to Certain Schedules	50
9.13.	Financial Disclosure	50

X.	EVENTS OF DEFAULT.	50
10.1.	Nonpayment	50
10.2.	Breach of Representation	50
10.3.	Financial Information	50
10.4.	Judicial Actions	51
10.5.	Noncompliance	51
10.6.	Judgments	51
10.7.	Bankruptcy	51
10.8.	Lien Priority	51
10.9.	Cross Default	51
10.10.	Change of Control	52
10.11.	Invalidity	52
10.12.	Pension Plans	52
10.13.	Reportable Compliance Event	52
10.14.	Certain Agreements	52

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.	52
11.1.	Rights and Remedies	52
11.2.	Agent’s Discretion	53
11.3.	Rights and Remedies not Exclusive	53
11.4.	Allocation of Payments After Event of Default	53

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XII.	WAIVERS AND JUDICIAL PROCEEDINGS.	54
12.1.	Waiver of Notice	54
12.2.	Delay	54
12.3.	Jury Waiver	54

XIII.	EFFECTIVE DATE AND TERMINATION.	55
13.1.	Term.	55
13.2.	Termination	55

XIV.	REGARDING AGENT.	55
14.1.	Appointment	55
14.2.	Nature of Duties	56
14.3.	Lack of Reliance on Agent	56
14.4.	Resignation of Agent; Successor Agent	57
14.5.	Certain Rights of Agent	57
14.6.	Reliance	57
14.7.	Notice of Default	58
14.8.	Indemnification	58
14.9.	Agent in its Individual Capacity	58
14.10.	Delivery of Documents	58

XV.	BORROWING AGENCY.	58
15.1.	Borrowing Agency Provisions.	58
15.2.	Waiver of Subrogation	59

XVI.	MISCELLANEOUS.	60
16.1.	Governing Law	60
16.2.	Entire Understanding.	60
16.3.	Successors and Assigns; Participations.	61
16.4.	Application of Payments	63
16.5.	Indemnity	63
16.6.	Notice	64
16.7.	Survival	66
16.8.	Severability	66
16.9.	Expenses	66
16.10.	Consequential Damages	66
16.11.	Captions	66
16.12.	Counterparts; Facsimile Signatures	67
16.13.	Construction	67
16.14.	Confidentiality; Sharing Information	67
16.15.	Anti-Money Laundering/International Trade Law Compliance	67
16.16.	No Fiduciary Duty	68
16.17.	Set-Off	68

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LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2(a)	Compliance Certificate
Exhibit 1.2 (b)	Warrant
Exhibit 1.2(c)	Consent, Waiver and Agreement of Existing Creditors
Exhibit 2.1	Note
Exhibit 4.2	Landlord Personal Property Collateral Access Agreement
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.2(a)	Permitted Encumbrances
Schedule 4.4(b)	Place of Business, Chief Executive Office, Real Property
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries of Borrowers
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.8(b)(i)	Litigation
Schedule 5.8(b)(ii)	Indebtedness
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.19(a)	Equity Interests
Schedule 5.19(b)	Option
Schedule 5.19(c)	Convertible Securities
Schedule 5.20	Commercial Tort Claims
Schedule 5.22	Material Contracts
Schedule 7.9	Transactions with Affiliates

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LOAN AND SECURITY AGREEMENT

Loan and Security Agreement dated as of June 6, 2013 among BOOMERANG SYSTEMS, INC., a corporation organized under the laws of the State of Delaware (“Holdings”), BOOMERANG SUB, INC., a corporation organized under the laws of the State of Delaware (“Boom Sub”), BOOMERANG USA CORP., a corporation organized under the laws of the State of Delaware (“Boom USA”), and BOOMERANG MP HOLDINGS, INC., a corporation organized under the laws of the State of New Jersey (“Boom MP” and together with Holdings, Boom Sub, Boom USA and each Person joined hereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), the lenders now or hereafter a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PARKING SOURCE LLC, as agent for itself and the other Lenders (in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Lenders and Agent hereby agree as follows:

I.            DEFINITIONS.

1.1.          Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Agent, Lenders and Borrowers shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Borrowers shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Borrowers both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.

1.2.          General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.4.

“Advances” shall mean loans made pursuant to Section 2.1.

“Affected Lender” shall have the meaning set forth in Section 3.5.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, shareholder, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, all as amended, supplemented or replaced from time to time.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Approvals” shall have the meaning set forth in Section 5.7(b).

“Benefited Lender” shall have the meaning set forth in Section 2.4(d).

“Boom MP” shall have the meaning set forth in the preamble to this Agreement.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowing Agent’s Account” shall mean the account of the Borrowing Agent maintained as of the Closing Date with Highlands State Bank and bearing account number 0120011705 or such other account as Borrowing Agent may designate in writing to Agent and Lenders.

“Borrowing Agent” shall mean Holdings.

“Brickell House Purchase Agreement” shall have the meaning set forth in Section 8.1(k).

“Brickell House Project” shall mean the property located at 1390 Brickell Bay Drive, Miami, Florida, upon which a multifamily residential project utilizing an automated parking facility to be provided by Holdings is under development.

“Budget” shall mean the budget prepared by Borrowing Agent for the period commencing on June 1, 2013 and ending on September 30, 2014 or the most recent budget prepared by Borrowing Agent in accordance with Section 9.7 for the fiscal year specified therein, and in each case setting forth on a monthly basis for such period or fiscal year all general, administrative and operating expenses of Borrowers on a consolidated basis, as the same may be amended from time to time in accordance with Section 9.7.

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“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Florham Park, New Jersey.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures. Capital Expenditures shall include the total principal portion of Capitalized Lease Obligations.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change of Control” shall mean the occurrence of either of the following events: (i) a person or group (as defined in Section 13(d) of the Exchange Act), other than Chris Mulvihill, Mark Patterson, Burton Koffman or any of their respective Affiliates, becomes the direct or indirect beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of capital stock representing 50% or more of the voting power entitled to vote generally in the election of directors of Holdings, or (ii) Holdings shall cease to own directly or indirectly 100% of the Equity Interests of each of Boom Sub, Boom USA and Boom MP.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Borrower or any of its Affiliates.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Borrower in all of the following property and assets of such Borrower, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

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(i)          all equipment;

(ii)         all accounts receivable;

(iii)        all inventory;

(iv)        any and all monies, reserves, deposits, deposit accounts, securities, cash, cash equivalents, balances, credits, and interest and dividends on any of the foregoing;

(v)         all chattel paper, whether tangible or electronic chattel paper, contract rights, letter of credit rights, documents and instruments, and all supporting obligations;

(vi)        all general intangibles, including any and all Intellectual Property;

(vii)       all Equity Interests of the Borrowers owned beneficially and of record by Holdings;

(viii)      all investment property;

(ix)         all furniture and fixtures;

(x)          all goods and all documents of title and receipts, whether negotiable or non-negotiable, including all goods covered by such documents;

(xi)         all commercial tort claims;

(xii)        all books, records and computer records in any way relating to the above property;

(xiii)       any and all accessions, improvements and additions to, and substitutions, renewals, replacements and proceeds of (i) through (xii) above; and

(xiv)      all of the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or commercial tort claims covering or relating to any or all of the foregoing, and any and all accounts receivable, books and records, chattel paper, deposit accounts, equipment, general intangibles, inventory, investment property, negotiable collateral, supporting obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing. Without limiting the generality of the foregoing, the Collateral described in this paragraph (xiv) includes whatever is receivable or received when investment property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to any Borrower from time to time with respect to any of the investment property.

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“Consent, Waiver and Agreement of Existing Creditors” shall mean the Consent, Waiver and Agreement, in substantially the form attached hereto as Exhibit 1.2(c), of (i) all of the holders of Holdings’ 6% convertible promissory notes due 2016, June 2017 and December 2017 who are related parties of the Borrowers and (ii) other holders of Holdings’ 6% convertible promissory notes due 2016, June 2017 and December 2017 who are not related parties of the Borrowers such that such holders described in clauses (i) and (ii) represent at least a majority of the aggregate principal amount of each of Holdings’ 6% convertible promissory notes due 2016, June 2017 and December 2017.

“Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Advances, in an aggregate principal amount not to exceed the Commitment Amount (if any) of such Lender.

“Commitment Amount” shall mean, as to any Lender, the Commitment amount (if any) set forth below such Lender’s name on the signature page hereto (or, in the case of (i) any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c), the Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement and (ii) any Incremental Lender that becomes a party to this Agreement after the Closing Date pursuant to Section 2.10, the Incremental Advance Commitment of such Incremental Lender).

“Commitment Percentage” shall mean, as to any Lender, the Commitment Percentage (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to (i) Section 16.3(c), the Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement or (ii) Section 2.10, the Incremental Advance Commitment of such Lender as set forth in the applicable Incremental Advance Amendment).

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Authority” shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) the U.S. Internal Revenue Service, (f) the U.S. Justice Department, and (g) the U.S. Securities and Exchange Commission.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(a) hereto to be signed by the Chief Executive Officer, the President, the Chief Financial Officer or the Chief Operating Officer of Borrowing Agent.

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“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement or the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Copyrights” shall mean, as to any Person, all of such Person’s now existing or hereafter acquired right, title, and interest in and to: (i) copyrights, rights and interests in copyrights, works protectable by copyright, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and (ii) all renewals of any of the foregoing.

“Covered Entity” shall mean each Borrower, each Borrower’s Affiliates and Subsidiaries, pledgors of Collateral, all owners of the foregoing, and all brokers or other agents of any Borrower acting in any capacity in connection with the Obligations.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of the amount of an Advance such Lender is required to make pursuant to this Agreement, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or (iii) pay over to the Agent, the Borrowing Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding an Advance under this Agreement (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified the Borrowers or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding an Advance under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two Business Days after request by the Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s receipt of such certification in form and substance satisfactory to the Agent; or (d) has become the subject of an Insolvency Event.

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“Deferred Interest” shall have the meaning set forth in Section 3.1.

“Designated Lender” shall have the meaning set forth in Section 16.2(d).

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Environmental Complaint” shall have the meaning set forth in Section 9.1(a).

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the Applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Article X.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Agent, any Lender, Participant, Borrower or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, Participant or Borrower, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a change in law) to comply with Section 3.4(e), except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.4(a), or 3.4(d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in the FATCA after December 31, 2012.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

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“Foreign Subsidiary” shall mean any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Hazardous Discharge” shall have the meaning set forth in Section 9.1(a).

“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Holdings” shall have the meaning set forth in the preamble to this Agreement.

“Incremental Lender” shall have the meaning set forth in Section 2.10(a).

“Incremental Advance Amendment” shall have the meaning set forth in Section 2.10(b).

“Incremental Advance Commitments” shall have the meaning set forth in Section 2.10(a).

“Incremental Advance Effective Date” shall have the meaning set forth in Section 2.10(a).

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“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services; (g) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the balance sheet of such Person as of the date on which Indebtedness is to be determined (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness and which are not past due and not classified as short term liabilities in accordance with GAAP); (h) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (i) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (j) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (k) off-balance sheet liabilities and/or pension plan liabilities of such Person; (l) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements; and (m) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (l).

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clause (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

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“Intellectual Property” shall mean all present and future: trade secrets, know-how and other proprietary information; Trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; Copyrights (including Copyrights for computer programs) and all tangible and intangible property embodying the Copyrights, unpatented inventions (whether or not patentable); Patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Rate” shall mean an interest rate per annum equal to fifteen percent (15%).

“JBT Agreement” shall have the meaning set forth in Section 8.1(l).

“Landlord Personal Property Collateral Access Agreement” shall have the meaning set forth in Section 4.2.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender and any Incremental Lender.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Marketing Agreement” shall have the meaning set forth in Section 8.1(m).

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, liabilities, business or properties of any Borrower, (b) any Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms of this Agreement or any Other Document, (c) the value of the Collateral, or Agent’s security interests in or Liens on the Collateral or the priority of any such security interest or Lien (d) upon the legality, validity, binding effect or enforceability against any Borrower of this Agreement or any Other Document to which it is a party or (e) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

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“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Borrower, which is material to any Borrower’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.

“Maximum Advance Amount” shall mean, on any date of determination, the sum of $4,000,000 and the aggregate amount of Incremental Commitments on such date, provided that the Maximum Advance Amount shall not exceed $10,000,000.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Borrower or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Notes” shall mean, collectively, the promissory notes referred to in Section 2.1.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances), advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to any Lender or Agent of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Borrower and any indemnification obligations payable by any Borrower arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or the Other Documents, whether or not for the payment of money, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, including, but not limited to, any and all of any Borrower’s Indebtedness and/or liabilities (and any and all indebtedness, obligations and/or liabilities of any Subsidiary of any Borrower) under this Agreement or the Other Documents and any amendments, extensions, renewals or increases and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Agent or Lenders to perform acts or refrain from taking any action.

“Ordinary Course of Business” shall mean, with respect to any Borrower, the ordinary course of such Borrower’s business as conducted on the Closing Date in accordance with Applicable Laws and prudent business practices and reasonable extensions thereof.

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

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“Other Documents” shall mean the Notes, the Warrant, [the Consent, Waiver and Agreement of Existing Creditors,] the Landlord Personal Property Collateral Access Agreements, and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Patents” shall mean, with respect to any Person, all of such Person’s now existing or hereafter acquired right, title and interest in and to: (i) all patents, patent applications, inventions, invention disclosures and improvements, and all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and all research and development relating to the foregoing; and (ii) the reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing.

“Payment Office” shall mean, with respect to Agent or any Lender, such office or bank account of Agent or such Lender, as applicable, designated from time to time by written notice to Borrowing Agent to be the office or account to which amounts payable to Agent or such Lender, as applicable, are to be made.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by Borrower or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by Borrower or any entity which was at such time a member of the Controlled Group.

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“Permitted Encumbrances” shall mean: (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for Taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (e) Liens arising by virtue of the rendition, entry or issuance against any Borrower or any Subsidiary, or any property of any Borrower or any Subsidiary, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6; (f) mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (I) any such lien shall not encumber any other property of any Borrower and (II) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount permitted in Section 7.5; (h) other Liens incidental to the conduct of any Borrower’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or Lenders’ rights in and to the Collateral or the value of any Borrower’s property or assets and which do not materially impair the use thereof in the operation of any Borrower’s business; and (i) Liens disclosed on Schedule 1.2(a); provided that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancing of such obligations permitted by Section 7.7) and shall not subsequently apply to any other property or assets of any Borrower other than the property and assets to which they apply as of the Closing Date.

“Permitted Indebtedness” shall mean: (a) the Obligations; (b) Indebtedness incurred for Capital Expenditures permitted in Section 7.5; (c) any guarantees of Indebtedness permitted under Section 7.7; (d) any Indebtedness listed on Schedule 5.8(b)(ii) and any refinancing of such Indebtedness (which is not materially adverse to the Lenders) that does not increase the principal amount, or the interest rate or fees thereon, or extend the Liens securing such Indebtedness (if any) to any other assets of any Borrower; (e) Indebtedness consisting of Permitted Loans; (f) unsecured indebtedness that is subject to a subordination agreement in form and substance reasonably satisfactory to the Agent, (g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the Ordinary Course of Business, (h) Indebtedness of any Borrower in respect of performance bonds, bid bonds, appeal bonds, surety bonds, letters of credit and similar obligations, in each case provided in the Ordinary Course of Business, (i) Indebtedness (other than Indebtedness described in clause (b) above) of any Borrower incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and refinancings of any such Indebtedness (which are not materially adverse to the Lenders) that does not increase the principal amount, or the interest rate or fees thereon, or extend the Liens securing such Indebtedness (if any) to any other assets of any Borrower; provided that such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, and (j) interest rate hedges that are entered into by Borrowers to hedge their risks with respect to outstanding Indebtedness of Borrowers permitted under clauses (a) through (i) and not for speculative or investment purposes.

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“Permitted Investments” shall mean investments in: (a) obligations issued or guaranteed by the United States of America or any agency thereof; (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating); (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency; (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof; and (e) Permitted Loans.

“Permitted Loans” shall mean the extension of trade credit by a Borrower to its Customers in the Ordinary Course of Business.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Borrower or any member of the Controlled Group or to which any Borrower or any member of the Controlled Group is required to contribute.

“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves therefor as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not either have a Material Adverse Effect or result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or Taxes unless such Lien (x) does not attach to any Collateral, (y) is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien or Taxes, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Purchasing Lender” shall have the meaning set forth in Section 16.3.

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“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of the owned and leased premises identified on Schedule 4.4(b) hereto or in and to any other premises or real property that are hereafter owned or leased by any Borrower.

“Register” shall have the meaning set forth in Section 16.3(d).

“Registered Intellectual Property” means Intellectual Property federally registered with the United States Patent and Trademark Office, the United States Copyright Office or similar office or agency within the United States.

“Releases” shall have the meaning set forth in Section 5.7(c).

“Replacement Notice” shall have the meaning set forth in Section 3.5.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.

“Required Lenders” shall mean Lenders (not including any Defaulting Lender) holding more than fifty percent (50%) of either (a) if there are no outstanding Advances, the aggregate of the Commitment Amounts of all Lenders (excluding any Defaulting Lender) or (b)(i) after the termination of all commitments of the Lenders hereunder or (ii) if there are outstanding Advances and the Utilization Percentage of any Lender is not equal to such Lender’s Commitment Percentage, the outstanding aggregate principal amount of Advances.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained by any Compliance Authority.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

“Schedule of Base Operating Expenses” shall mean the schedule prepared by Borrowing Agent for the period commencing on June 1, 2013 and ending on September 30, 2014, and setting forth on a monthly basis for such period all base general, administrative and operating expenses of Borrowers on a consolidated basis, as the same may be amended from time to time in accordance with Section 9.7.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

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“Secured Parties” shall mean, collectively, Agent and Lenders, and the respective successors and assigns of each of them.

“Subsidiary” shall mean of any Person a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1.

“Termination Event” shall mean: (a) a reportable event with respect to any Plan; (b) the withdrawal of any Borrower or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not diligent, upon any Borrower or any member of the Controlled Group.

“Toxic Substance” shall mean and include any material present on the Real Property (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trademarks” shall mean, with respect to any Person, all of such Person’s now existing or hereafter acquired right, title, and interest in and to: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, designs, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country; and (ii) all renewals thereof.

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“Transactions” shall mean the consummation of the transactions contemplated under this Agreement.

“Transferee” shall have the meaning set forth in Section 16.3(c).

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3.

“Utilization Percentage” shall mean, as to any Lender at any time of determination, the result, expressed as a percentage, of the outstanding principal amount of Advances made by such Lender at such time divided by the aggregate outstanding principal amount of Advances made by all Lenders at such time.

“Warrant” shall mean a warrant in the form of Exhibit 1.2(b) made by Holdings to each Lender entitling such Lender to purchase 20,000 shares of Holdings’ common stock for each $100,000 of Advances made by such Lender at an exercise price of $5.00 per share (subject to adjustment as to the exercise price and number of shares), provided that if an event set forth in section 2 of the Warrant occurs prior to the issuance of any Warrant, the number of shares issuable and the exercise price of any such subsequently issued Warrant shall be adjusted in the manner set forth in Section 2 of the Warrant, to the same extent such an adjustment is made to Warrants issued prior to such event.

1.3.          Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

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1.4.          Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in New York, New York. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided herein, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

II.           ADVANCES, PAYMENTS.

2.1.          Advances. Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, will make Advances to Borrowing Agent for the benefit of Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the Maximum Advance Amount; provided that (a) the initial Advances, in an aggregate principal amount equal to $2,000,000, shall be made as follows on the Closing Date: (i) each Lender that is an Affiliate of Holdings or, solely for the purposes of this Section 2.1, designated as an Affiliate of Holdings, to the reasonable satisfaction of Agent, shall fund its pro rata share of $1,000,000 based on the percentage determined by dividing the Commitment Amount of such Lender by the Commitment Amounts of all Lenders that are Affiliates of Holdings or designated as Affiliates of Holdings and (ii) each Lender that is not an Affiliate of Holdings or designated as an Affiliate of Holdings shall fund its pro rata share of $1,000,000 based on the percentage determined by dividing the Commitment Amount of such Lender by the Commitment Amounts of all Lenders that are not Affiliates of Holdings or designated as Affiliates of Holdings, and (b) until the Utilization Percentage of each Lender is equal to such Lender’s Commitment Percentage, each Advance made after the Closing Date shall be made only by Lenders that have Utilization Percentages that are less than their respective Commitment Percentages. No Lender shall be required to make any Advance if after giving effect thereto the aggregate outstanding principal amount of Advances made by such Lender would exceed such Lender’s Commitment Amount. The Advances shall be evidenced by one or more secured promissory notes (collectively, the “Notes”) substantially in the form attached hereto as Exhibit 2.1. Notwithstanding anything to the contrary contain in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of the Advances at any one time outstanding shall not exceed the Maximum Advance Amount.

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2.2.          Procedures for Requesting Advances. Borrowing Agent on behalf of the Borrowers may notify Agent prior to 10:00 a.m. on a Business Day of such Borrowing Agent’s request to incur, on that day, an Advance hereunder. Each request for an Advance shall be in writing and shall specify the amount of the requested Advance and the use of the proceeds thereof, such use to be as permitted by Section 2.8. The amount of each Advance to be borrowed shall be in a minimum amount of $200,000 and in integral multiples of $10,000 thereafter.

2.3.          Disbursement of Advance Proceeds. The proceeds of each Advance requested by Borrowing Agent shall, to the extent Lenders make such Advances in accordance with Section 2.2 or 2.4(b), be made available to the Borrowers on the day so requested by way of credit to the Borrowing Agent’s Account, in immediately available federal funds or other immediately available funds. During the Term, Borrowers may use the Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

2.4.          Making of Advances.

(a)          Each borrowing of Advances shall be advanced in accordance with Section 2.1 (subject to any contrary terms of Section 2.9 and Section 2.10(c)).

(b)          Promptly after receipt by Agent of a request or a deemed request for an Advance pursuant to Section 2.2, Agent shall notify the Lenders of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Advance to the Borrowing Agent’s Account in U.S. Dollars and immediately available funds prior to the close of business, on the applicable borrowing date.

(c)          Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender or by Borrowing Agent that such Lender will not or did not make the amount which would constitute its applicable share of the requested Advance available to the Borrowing Agent’s Account, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Borrowing Agent on such date in accordance with Section 2.4(b). Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender.

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(d)          If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.5.          Manner and Repayment of Advances.

(a)          The Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied pro rata according to the applicable Utilization Percentages (if the Utilization Percentage of any Lender is not equal to such Lender’s Commitment Percentage) or the applicable Commitment Percentages, as applicable, of the Lenders, to the outstanding Advances made to such Borrower (subject to any contrary provisions of Section 2.9).

(b)          All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made by Borrowers or Borrowing Agent to Agent or each Lender at Agent’s or such Lender’s, as applicable, Payment Office not later than 1:00 P.M. on the due date therefor in Dollars in federal funds or other immediately funds. Each such payment shall be made without deduction, setoff or counterclaim.

2.6.          Repayment of Excess Advances. If at any time the aggregate balance of outstanding Advances exceeds the Maximum Advance Amount, such excess Advances shall be immediately due and payable without the necessity of any demand and shall be paid to each Lender based on such Lender’s Utilization Percentage (if such Lender’s Utilization Percentage is not equal to its Commitment Percentage) or such Lender’s Commitment Percentage, as applicable, of such excess, at such Lender’s Payment Office, whether or not a Default or Event of Default has occurred.

2.7.          Statement of Account. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made and payments made or credited in respect thereof. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to the Advances shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

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2.8.          Use of Proceeds. Borrowers shall apply the proceeds of (a) the initial Advance to pay fees and expenses of the Borrowers and the Agent relating to the negotiation, execution and delivery of this Agreement and the Other Documents and (b) each Advance to provide for their working capital needs and operational expenses, provided that such working capital needs and operational expenses are in the Budget; provided further that with respect to each Advance, not less than the proceeds thereof times the percentage obtained by dividing $4,600,000 by the Maximum Advance Amount at the time of such Advance shall be applied in accordance with the Schedule of Base Operating Expenses.

2.9.          Defaulting Lender.

(a)          Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.9 so long as such Lender is a Defaulting Lender.

(b)          Except as otherwise expressly provided for in Section 2.1 or this Section 2.9, Advances shall be made pro rata from Lenders holding Commitments which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(c)          A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Commitment Percentage or a Utilization Percentage; provided, that this Section 2.9(c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clause (i), (ii) or (iii) of Section 16.2(b).

(d)          Other than as expressly set forth in this Section 2.9, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.9 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

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(e)          In the event that the Agent and the Borrowing Agent agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Agent will so notify the parties hereto.

2.10.       Incremental Advance Commitments.

(a)          Borrowing Agent may from time to time by written notice to Agent elect to request an increase to the Maximum Advance Loan Amount (such increase, the “Incremental Advance Commitments”), by an amount which would not cause the Maximum Advance Loan Amount after giving effect to such Incremental Advance Commitments to exceed $10,000,000. Each such notice shall specify (i) the date (each, an “Incremental Advance Effective Date”) on which Borrowing Agent proposes such Incremental Advance Commitments shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to Agent and (ii) the identity of each Lender or other Person (each, an “Incremental Lender”) to whom Borrowing Agent proposes any portion of such Incremental Advance Commitments be allocated and the amounts of such allocations.

(b)          Incremental Advances Commitments shall become Commitments under this Agreement pursuant to an amendment to this Agreement (each, an “Incremental Advance Amendment”) executed by Borrowers, each existing Lender agreeing to provide such Incremental Advance Commitment, each Incremental Lender, if any, and Agent, and such amendments to the Other Documents as Borrowing Agent and Agent shall reasonably deem appropriate to effect such purpose. For the avoidance of doubt, no amendment executed for the purpose of making Incremental Advance Commitments under this Agreement shall require, as a condition to its effectiveness, the signature of any Lender that is not obligated to make an Incremental Advance Commitment under such amendment. The effectiveness of such Incremental Advance Amendment shall be subject to (i) the delivery by Borrowers of satisfactory board resolutions and other closing documents deemed reasonably necessary by Agent in connection with such increase and (ii) the satisfaction on the date thereof of each of the conditions set forth in Section 8.2.

(c)           On any Incremental Advance Effective Date on which any Incremental Advance Commitments are effective, each Incremental Lender shall become a Lender hereunder with respect to the Incremental Advance Commitment.

(d)          The terms and provisions of the Incremental Advance Commitments shall be identical to the Commitments in effect on the date of the Incremental Advance Amendment, except to the extent Borrowers, Lenders and Incremental Advance Lenders otherwise collectively agree. The Incremental Advance Commitments established pursuant to this Section 2.10 shall constitute Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the Other Documents. Borrowers and Borrowing Agent shall take any actions reasonably required by Agent or Incremental Lenders to ensure and demonstrate that the Lien and security interests granted by this Agreement continue to be perfected under the Uniform Commercial Code or otherwise after giving effect to the establishment of any such Incremental Advance Commitments.

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III.          INTEREST AND FEES.

3.1.          Interest. Interest on the outstanding principal amount of the Advances shall accrue, in arrears, at the Interest Rate and shall be payable on the earliest to occur of (i) the last day of the Term, (ii) the date on which Borrowers pay the Obligations in full and (iii) the date on which all Obligations become due and payable in accordance with Section 11.1 (the “Deferred Interest”). Interest shall not accrue on the Deferred Interest unless the Deferred Interest is not paid on the date that the Deferred Interest shall be payable. Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Interest Rate, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations shall bear interest at the Interest Rate plus two (2.00%) percent per annum (the “Default Rate”).

3.2.          Computation of Interest and Fees. Interest hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Interest Rate during such extension.

3.3.          Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.4.          Taxes.

(a)          Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

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(b)          Without limiting the provisions of Section 3.4(a), the Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)          Each Borrower shall indemnify Agent, each Lender and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, such Lender or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the Borrowers by any Lender or Participant (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender or Participant shall be conclusive absent manifest error.

(d)          As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, the Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)          Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to the Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by the Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will enable the Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to the Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

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(i)          two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)         two (2) duly completed valid originals of IRS Form W-8ECI,

(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(iv)        any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made, or

(v)         To the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.

(f)          If a payment made to a Lender, Participant or Agent under any Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Participant or Agent shall deliver to the Agent (in the case of a Lender or Participant) and the Borrowers (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by the Agent or any Borrower sufficient for Agent and the Borrowers to comply with their obligations under FATCA and to determine that such Lender, Participant or Agent has complied with such applicable reporting requirements.

(g)          If the Agent, a Lender or a Participant determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of the Agent, such Lender or Participant, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that the Borrowers, upon the request of the Agent, such Lender or Participant agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to the Agent, such Lender or Participant in the event the Agent, such Lender or Participant is required to repay such refund to such Governmental Body. This Section shall not be construed to require the Agent, any Lender or Participant to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

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3.5.          Replacement of Lenders. If any Lender (an “Affected Lender”) (a) is a Defaulting Lender or (b) denies any consent requested by the Agent pursuant to Section 16.2(b), Borrowers may, within ninety (90) days of receipt of such demand, or such Lender becoming a Defaulting Lender or denial of a request by the Agent pursuant to Section 16.2(b), as the case may be, by notice (a “Replacement Notice”) in writing to the Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to the Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Commitment Percentage, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by the Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3, all of its Advances and its Commitment Percentage, and other rights and obligations under this Loan Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

IV.          COLLATERAL: GENERAL TERMS

4.1.          Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender (and each other holder of any Obligations) of the Obligations, each Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Borrower shall provide Agent with written notice of all commercial tort claims promptly upon the occurrence of any events giving rise to any such claim(s) (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Borrower shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Borrower shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, and at Agent’s request shall take such actions as Agent may reasonably request for the perfection of Agent’s security interest therein.

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4.2.          Perfection of Security Interest. Each Borrower shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, and (iii) executing and delivering financing statements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By way of example and without limiting the generality of the foregoing sentence, (i) in the case of the Equity Interests of Borrowers owned beneficially and of record by Holding being pledged hereunder, in addition to the filing of financing statements under the Uniform Commercial Code, Holdings shall deliver to Agent the certificates representing such Equity Interests and duly endorsed or accompanied by duly executed instruments of assignment or transfer in blank, (ii) in the case of Registered Intellectual Property, in addition to the filing of financing statements under the Uniform Commercial Code, Agent may cause the recordation of a grant of a security interest with the United States Patent and Trademark Office or with the United States Copyright Office, as applicable, (iii) in the case of any deposit account, Borrowers shall deliver to Agent an agreement executed by Borrowers and the financial institution at which such deposit account is maintained providing for control by Agent thereof and (iv) in the case of leased Real Property in which any portion of the Collateral is located, Borrowers shall use commercially reasonably efforts to cause the related landlord to execute and delivery to Agent a landlord personal property collateral access agreement, in substantially the form attached hereto as Exhibit 4.2 (each a “Landlord Personal Property Collateral Access Agreement”), which shall also be executed by the applicable Borrower. By its signature hereto, each Borrower hereby authorizes Agent to file against such Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Borrower). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be added to the Obligations, or, at Agent’s option, shall be paid by Borrowers to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3.          Preservation of Collateral. Following the occurrence of a Default or Event of Default and the demand by Agent for payment of all Obligations due and owing, in addition to the rights and remedies set forth in Section 11.1, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral; (b) may employ and maintain at any of any Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrowers’ owned or leased property. Each Borrower shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be added to the Obligations.

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4.4.          Ownership and Location of Collateral.

(a)          With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (ii) each document and agreement executed by each Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; and (iii) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and each Borrower shall have full capacity to execute same.

(b)          Schedule 4.4(b) hereto sets forth a correct and complete list as of the Closing Date of each place of business of each Borrower, the chief executive office of each Borrower and a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each Borrower, together with the names and addresses of any landlords and the full addresses at which any Collateral is located.

4.5.          Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Borrower shall, without Agent’s prior written consent, pledge, sell (except for sales or other dispositions otherwise permitted in Section 7.1(b)), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Borrower shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained. If Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Borrower shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Agent’s trustee, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

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4.6.          Inspection of Premises. At all reasonable times and from time to time as often as Agent shall elect in its sole discretion, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s business. Agent, any Lender and their agents may enter upon any premises of any Borrower at any time during business hours and at any other reasonable time, and from time to time as often as Agent shall elect in its sole discretion, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business.

4.7.          Receivables.

(a)          At any time following the occurrence of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. At any time after the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to collect the receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be added to the Obligations.

(b)          Each Borrower hereby constitutes Agent or Agent’s designee as such Borrower’s attorney with power at any time following the occurrence of an Event of Default: (A) to demand payment of the receivables; (B) to enforce payment of the receivables by legal proceedings or otherwise; (C) to exercise all of such Borrower’s rights and remedies with respect to the collection of the receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect receivables; (F) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the receivables; (H) to accept the return of goods represented by any of the receivables; and (I) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.

(c)          Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the receivables or any instrument received in payment thereof, or for any damage resulting therefrom.

(d)          No Borrower will, without Agent’s prior written consent, compromise or adjust any material amount of the receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Borrower.

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4.8.          Maintenance of Equipment. The equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the equipment shall be maintained and preserved. No Borrower shall use or operate the equipment in violation of any law, statute, ordinance, code, rule or regulation.

4.9.          Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

4.10.         Financing Statements. Except as respects the financing statements filed by Agent, financing statements described on Schedule 1.2(a), and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

V.          REPRESENTATIONS AND WARRANTIES.

Each Borrower, jointly and severally, represents and warrants as follows:

5.1.          Authority. Each Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Borrower, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Borrower’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of Applicable Laws or the terms of such Borrower’s Organizational Documents or to the conduct of such Borrower’s business or of any Material Contract or undertaking to which such Borrower is a party or by which such Borrower is bound, (b) will not conflict with or violate any Applicable Laws, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower under the provisions of any agreement, instrument, or other document to which such Borrower is a party or by which it or its property is subject or by which it or its property may be bound.

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5.2.          Formation and Qualification.

(a)          Each Borrower is duly incorporated or formed, as applicable, and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Borrower. Each Borrower has delivered to Agent true and complete copies of its Organizational Documents and will promptly notify Agent of any amendment or changes thereto.

(b)          The only Subsidiaries of each Borrower are listed on Schedule 5.2(b).

5.3.          Survival of Representations and Warranties. All representations and warranties of such Borrower contained in this Agreement and the Other Documents to which it is a party shall be true at the time of such Borrower’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4.          Tax Returns. Each Borrower’s federal tax identification number is set forth on Schedule 5.4. Each Borrower has filed all federal, state and local tax returns and other reports each is required by Applicable Laws to file and has paid all Taxes and other governmental charges that are due and payable. The provision for taxes on the books of each Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Borrower has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5.          Financial Statements.

(a)          The Schedule of Base Operating Expenses was prepared by the Chief Financial Officer of Holdings is based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Holdings’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

(b)          The unaudited consolidated balance sheet of Holdings and the other Borrowers as at March 31, 2013, and the related consolidated statements of operations, shareholders’ deficit and cash flows for the fiscal quarter ended on that date, copies of which have been delivered to Agent, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and the other Borrowers as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Such unaudited consolidated balance sheets set forth all material indebtedness and other liabilities, direct or contingent, of Holdings and the other Borrowers as of the date of such financial statements, including liabilities for Taxes and Indebtedness. Since September 30, 2012 and except as otherwise described in filings made with the SEC, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

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5.6.          Entity Names. No Borrower has been known by any other company or corporate name, as applicable, in the past five years and does not sell inventory under any other name except as set forth on Schedule 5.6, nor has any Borrower been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7.          O.S.H.A. Environmental Compliance and Flood Insurance.

(a)          Each Borrower is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and equipment are in compliance with the Federal Occupational Safety and Health Act, Environmental Laws and there are no outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations.

(b)          Each Borrower has been issued all required federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.

(c)          (i) To the knowledge of Borrowers, there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto (x) any Real Property owned by any Borrower or (y) any Real Property leased or occupied (but not owned) by any Borrower during the period such Borrower has leased or occupied such Real Property, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned, leased or occupied by any Borrower, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the Real Property including any premises owned, leased or occupied by any Borrower has never been used by any Borrower to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by Borrower on any Real Property including any premises owned, leased or occupied by any Borrower, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Borrower or of its tenants.

(d)          All Real Property owned by Borrowers is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Borrower in accordance with prudent business practice in the industry of such Borrower. Each Borrower has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral.

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5.8.          Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a)          (i) After giving effect to the Transactions, each Borrower is solvent, able to pay its debts that mature prior to the end of the Term as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, (ii) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities required to be paid prior to the end of the Term, and (iii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities required to be paid prior to the end of the Term.

(b)          Except as disclosed in Schedule 5.8(b)(i), no Borrower has any pending or threatened litigation, arbitration, actions or proceedings. No Borrower has any outstanding Indebtedness other than the Obligations, except for (i) Indebtedness disclosed in Schedule 5.8(b)(ii) and (ii) Indebtedness otherwise permitted under Section 7.7.

(c)          No Borrower is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Borrower in violation of any order of any court, Governmental Body or arbitration board or tribunal. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.

(d)          No Borrower or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.8(d). (i) Each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Code; (iii) neither any Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no event described in Section 4043 of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither any Borrower nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither any Borrower nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Borrower nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

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5.9.          Patents, Trademarks, Copyrights and Licenses. All Intellectual Property owned or licensed by any Borrower: (i) is set forth on Schedule 5.9; (ii) is valid and has been duly registered or filed with all appropriate Governmental Bodies; (iii) constitutes all of the Intellectual Property which is necessary for the operation of its business as presently conducted or expected to be conducted. There is no objection to or pending or, to the knowledge of any Borrower, threatened challenge to the validity or ownership or use of, or proceedings by or before any Governmental Body to suspend, revoke, terminate or adversely modify on the basis of third party infringement or otherwise, any such Intellectual Property and no Borrower is aware of any grounds for any challenge or proceedings, except as set forth in Schedule 5.9. All Intellectual Property owned or licensed by any Borrower consists of original material or property developed by such Borrower or was lawfully acquired by such Borrower from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.

5.10.         Licenses and Permits. Except as set forth in Schedule 5.10, each Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11.         Default of Indebtedness. No Borrower is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12.         No Default. No Borrower is in default in the payment or performance of any of its contractual obligations and no Default or Event of Default has occurred.

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5.13.         No Burdensome Restrictions. No Borrower is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Each Borrower has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14.         No Labor Disputes. No Borrower is involved in any labor dispute; there are no strikes or walkouts or union organization of any Borrower’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14.

5.15.         Margin Regulations. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16.         Investment Company Act. No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17.         Disclosure. No representation or warranty made by any Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Borrower or which reasonably should be known to such Borrower which such Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18.         Business and Property of Borrowers. Upon and after the Closing Date, Borrowers do not propose to engage in any business other than the manufacturing of automated robotic parking garages and automated self storage systems and activities necessary to conduct the foregoing. On the Closing Date, each Borrower will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Borrower as presently conducted or expected to be conducted.

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5.19.         Equity Interests. The authorized and outstanding Equity Interests of each Borrower, and each legal and beneficial holder thereof (other than the legal and beneficial holders of Holdings) as of the Closing Date, are as set forth on Schedule 5.19(a). All of the Equity Interests of each Borrower have been duly and validly authorized and issued and are fully paid and non-assessable and, to the extent sold and delivered by a Borrower, have been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.19(b) (a) there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which any Borrower or of the shareholders of any Borrower (other than Holdings) is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Borrowers (other than Holdings) and (b) Holdings does not have knowledge of any subscriptions, warrants, options, calls, commitments, rights or agreements by which any of the shareholders of Holdings is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Holdings. Except as set forth on Schedule 5.19(c), Borrowers have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.20.         Commercial Tort Claims. No Borrower has any commercial tort claims except as set forth on Schedule 5.20.

5.21.         Letter of Credit Rights. As of the Closing Date, no Borrower has any letter of credit rights.

5.22.         Material Contracts. Schedule 5.22 sets forth all Material Contracts of the Borrowers. All Material Contracts are in full force and effect and no material defaults currently exist thereunder.

5.23.          Insurance. Each Borrower has in full force and effect such insurance policies as are customary in its industry for entities of similar size engaged in similar lines of business and for SEC reporting companies with financially sound and reputable insurance companies.

VI.          AFFIRMATIVE COVENANTS.

Each Borrower shall, until payment in full of the Obligations and termination of this Agreement:

6.1.          Compliance with Laws. Comply in all respects with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard). Each Borrower may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s Lien on or security interest in the Collateral.

6.2.          Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all Intellectual Property and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all respects with Applicable Laws governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (d) perform all respects in accordance with its terms each Material Contract where the failure to do so could reasonably be expected to have a Material Adverse Effect.

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6.3.          Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for Taxes, assessments, Charges, levies and claims, allowances against doubtful receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.

6.4.          Payment of Taxes. Pay, when due, all Taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Borrowers pay the taxes, assessments or other Charges and each Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or Charges to the extent that any applicable Borrower has Properly Contested those taxes, assessments or Charges. The amount of any payment by Agent under this Section 6.4 shall be added to the Obligations and, until Borrowers shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrowers’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

6.5.          Insurance.

(a)          (i) Keep all its insurable properties and properties in which such Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower’s including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower is engaged in business; and (v) furnish Agent with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i), and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice). In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Borrower to make payment for such loss to Agent and not to such Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Agent jointly, Agent may endorse such Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.

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(b)          Each Borrower shall take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any Real Property that will be subject to a mortgage in favor of Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(c)          Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (i) and (iii) of Sections 6.5(a) and 6.5(b). All loss recoveries received by Agent under any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrowers to Agent, on demand. If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, which payments shall be added to the Obligations.

6.6.          Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (ii) when due its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.

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6.7.          Environmental Matters.

(a)          Ensure that the Real Property and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property in compliance with Environmental Laws.

(b)          Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic environmental compliance audits to be conducted by knowledgeable environmental professionals. All potential violations and violations of Environmental Laws shall be reviewed with legal counsel to determine any required reporting to applicable Governmental Bodies and any required corrective actions to address such potential violations or violations.

(c)          Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.

(d)          Promptly upon the written request of Agent from time to time, Borrowers shall provide Agent, at Borrowers’ expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Materials found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

6.8.          Standards of Financial Statements. Cause all financial statements referred to in Sections 9.4, 9.5, 9.6, 9.7 and 9.8 as to which GAAP is applicable to be complete and correct and present fairly the financial condition, assets and liabilities and results of operations of the Borrowers (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).

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6.9.          Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.

6.10.         Post Closing Covenants.

(a)          Use commercially reasonable efforts to cause to be delivered on or before the date that is ten (10) Business Days after the Closing Date (or such later date as may be agreed to by Agent), a Landlord Personal Property Collateral Access Agreement duly executed by the applicable Borrower and the applicable landlord for the leased office space at 324 W 2500 N, Building A, Logan, Utah 84341 and 324 W 2500 N, Building B, Logan, Utah 84341

(b)          On or before the date that is twenty (20) Business Days after the Closing Date (or such later date as may be agreed to by Agent), deliver to Agent an agreement executed by the applicable Borrower and the financial institution at which each deposit account is maintained by such Borrower providing for control by Agent thereof.

VII.         NEGATIVE COVENANTS.

No Borrower shall, until satisfaction in full of the Obligations and termination of this Agreement:

7.1.          Merger, Consolidation, Acquisition and Sale of Assets.

(a)          Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except any Borrower may merge, consolidate or reorganize with another Borrower or acquire the assets or Equity Interest of another Borrower so long as such Borrower provides Agent with ten (10) days prior written notice of such merger, consolidation or reorganization and delivers all of the relevant documents evidencing such merger, consolidation or reorganization.

(b)          Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) (a) the sale of inventory in the Ordinary Course of Business and (b) the disposition or transfer of obsolete and worn-out equipment in the Ordinary Course of Business and only to the extent that the proceeds of any such disposition are used to acquire replacement equipment and (ii) any other sales or dispositions expressly permitted by this Agreement.

7.2.          Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.

7.3.          Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than Permitted Investments.

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7.4.          Loans. Make advances, loans or extensions of credit to any Person, other than Permitted Loans.

7.5.          Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures except in compliance with Section 2.8 and in accordance with the Budget and the Schedule of Base Operating Expenses.

7.6.          Dividends. Declare, pay or make any dividend or distribution on any Equity Interests of any Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock or with respect to the Warrant or dividends or distributions on any Equity Interests of a Subsidiary of a Borrower to such Borrower) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Borrower.

7.7.          Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness, provided that no Borrower shall create, incur or assume any Permitted Indebtedness described in clauses (c), (f) or (i) of the definition “Permitted Indebtedness” or refinance any such Permitted Indebtedness if an Event of Default shall have occurred and be continuing at the time of such creation, incurrence, assumption or refinancing or would result therefrom.

7.8.          Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.9.          Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (i) transactions among Borrowers which are not expressly prohibited by the terms of this Agreement and which are in the Ordinary Course of Business, (ii) payment by Borrowers of dividends and distributions permitted under Section 7.6 and interest on Indebtedness permitted to be incurred by Section 7.7, provided, however, that with regard to any Indebtedness described in clause (d) of the definition of “Permitted Indebtedness” Borrowers shall not make any payment of interest in cash if an Event of Default shall have occurred and be continuing at the time of such payment of interest or would result therefrom, (iii) transactions described on Schedule 7.9 and extensions and renewals of any such transactions (which extensions and renewals shall not be materially adverse to the Lenders) and (iv) transactions disclosed to the Agent in writing which are have been approved by the board of directors of the applicable Borrower (including a majority of the independent directors on such board of directors) in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.

7.10.         Leases. Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.5) except in compliance with Section 2.8 and in accordance with the Budget and the Schedule of Base Operating Expenses.

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7.11.         Subsidiaries.

(a)          Form any Subsidiary unless such Subsidiary (i) is not a Foreign Subsidiary, (ii) expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the obligations of Borrowers hereunder, under the Notes and under any other agreement between any Borrower and Lenders and (iii) Agent shall have received all documents it may reasonably require to establish compliance with each of the foregoing conditions.

(b)          Enter into any partnership, joint venture or similar arrangement.

7.12.         Fiscal Year and Accounting Changes. Change its fiscal year from September 30 or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by Applicable Laws.

7.13.         Amendment of Organizational Documents. (i) Change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), or (iii) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, in any such case without (x) giving at least thirty (30) days prior written notice of such intended change to Agent and (y) having received from Agent written confirmation that Agent has taken all steps necessary for Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Borrower and in the Equity Interests of such Borrower.

7.14.         Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Borrower or any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Agent of the occurrence of any Termination Event, (vi) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, or (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.

7.15.         Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Borrower.

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7.16.         Other Agreements. Enter into any material amendment, waiver or modification of any Material Contracts or any related agreements.

7.17.         Schedule of Base Operating Expenses Variances. Allow the expenses of Borrowers to exceed the amounts set forth in Budget or the Schedule of Base Operating Expenses by more than five percent (5%) for any fiscal quarter.

VIII.         CONDITIONS PRECEDENT.

8.1.          Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a)          Notes. Agent shall have received the Notes duly executed and delivered by an authorized officer of each Borrower;

(b)          Other Documents. Agent shall have received each of the executed Other Documents;

(c)          Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer, the Chief Executive Officer, the Chief Operating Officer or the President of each Borrower dated as of the Closing Date, stating that (i) all representations and warranties of each Borrower set forth in this Agreement and the Other Documents are true and correct on and as of such date, and (ii) on such date no Default or Event of Default has occurred or is continuing;

(d)          Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement and other documents of recordation) required by Section 4.2 (other than any Landlord Personal Property Collateral Access Agreement or control agreement with respect to deposit accounts) or elsewhere in this Agreement, any related agreement or under Applicable Laws or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in and Lien upon the Collateral shall have been submitted for filing, registration or recording in each jurisdiction in which the filing, registration or recordation thereof is so required or requested;

(e)          Secretary’s Certificates, Authorizing Resolutions and Good Standings of Borrowers. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Borrower in form and substance satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of such Borrower authorizing (x) the execution, delivery and performance of this Agreement, the Notes and each Other Document to which such Borrower is a party (including authorization of the incurrence of indebtedness, borrowing of Advances on a joint and several basis with all Borrowers as provided for herein), and (y) the granting by such Borrower of the security interests in and Liens upon the Collateral to secure all of the joint and several Obligations of the Borrowers (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Borrower authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Borrower as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Borrower in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Borrower’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than 30 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

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(f)          No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Borrower or against the officers or directors of any Borrower (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(g)          Schedule of Base Operating Expenses and Budget. Agent shall have received the Schedule of Base Operating Expenses and the Budget prepared by Borrowing Agent for the period commencing on June 1, 2013 and ending on September 30, 2014;

(h)          Payment Instructions. Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(i)          Consents. Agent shall have received any and all Consents set forth on Schedule 5.1 and otherwise necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(j)          Compliance with Laws. Agent shall be reasonably satisfied that each Borrower is in compliance with all Applicable Laws, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws, the non-compliance with which could reasonably be expected to have a Material Adverse Effect; and

(k)          Amendment to Purchase Agreement. BrickellHouse Holding LLC and Holdings shall have executed and delivered to Agent an amendment to the Automated Parking Design and Purchase Agreement dated October 19, 2012 between them pursuant which the purchase price for the Brickell House Project shall be increased to $7,500,000 and such other terms and conditions thereof are amended to their mutual satisfaction (the “Brickell House Purchase Agreement”).

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(l)          JBT Agreement. Borrowing Agent shall have delivered to Agent an execution copy of the Distribution and License Agreement dated May 15, 2013 between John Bean Technologies Corporation and Holdings pursuant to which John Bean Technologies Corporation has agreed to manufacture automated guided vehicles and other related services for use with Holdings’ automated parking systems (the “JBT Agreement”).

(m)          Marketing Agreement. BrickellHouse Holding LLC and Holdings shall have executed and delivered a marketing agreement to Agent pursuant to which Holdings agrees to pay to Brickell House LLC two percent (2%) of revenues generated by any Borrower from the sale by Holdings of automated parking solutions through its RoboticValet system after the Closing Date, such payments not to exceed $2,000,000 in the aggregate (the “Marketing Agreement”).

(n)          Consent, Waiver and Agreement of Existing Creditors. Agent shall have received an execution copy of the Consent, Waiver and Agreement of Existing Creditors.

(o)          Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2.          Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)          Representations and Warranties. Each of the representations and warranties made by any Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all respects on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date); and

(b)          No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX.          INFORMATION AS TO BORROWERS.

Each Borrower shall, or shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement:

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9.1.          Environmental Reports.

(a)          In the event any Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, then Borrowing Agent shall, within five (5) Business Days, give written notice of the same to Agent detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(b)          Borrowing Agent shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Borrower and shall continue to forward copies of correspondence between any Borrower and any Person, including any Governmental Body, regarding such claims to Agent until the claim is settled. Borrowing Agent shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at the Real Property, operations or business that any Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Collateral.

9.2.          Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect.

9.3.          Material Occurrences. Immediately notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Borrower as of the date of such statements; (c) any accumulated retirement Plan funding deficiency which, if such deficiency continued for two Plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a Tax imposed by Section 4971 of the Code; (d) each and every default by any Borrower which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Borrower, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

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9.4.          Annual Financial Statements. Furnish Agent and Lenders within one hundred five (105) days after the end of each fiscal year of Borrowers, financial statements of each of Holdings and its Subsidiaries on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and audited and reported upon without qualification by an independent certified public accounting firm selected by Borrowers and satisfactory to Agent (the “Accountants”). The report shall be accompanied by a Compliance Certificate.

9.5.          Quarterly Financial Statements. Commencing with the fiscal quarter ending June 30, 2013, furnish Agent and Lenders within fifty (50) days after the end of each fiscal quarter, an unaudited balance sheet of each of Holdings and its Subsidiaries on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of each of Holdings and its Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports shall be accompanied by a Compliance Certificate.

9.6.          Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as each Borrower shall file with or furnish to the SEC or send to its stockholders or members, as applicable.

9.7.          Budget. Furnish Agent and Lenders (a) on each Incremental Advance Effective Date, an amendment to the most recently delivered Budget setting forth general, administrative and operating expenses of Borrowers on a consolidated basis in an aggregate amount that is less than or equal to the Maximum Advance Amount after giving effect to the related Incremental Advance Commitments, provided that such amendment shall not be required if such Incremental Advance Effective Date occurs on or prior to the date that is thirty (30) days (or such later date as the Agent shall reasonably agree) after the date of the initial Advances, in an aggregate principal amount equal to $2,000,000, have been fully funded in accordance with Section 2.1 and the Maximum Advance Amount after giving effect to the related Incremental Advance Commitments is less than $7,000,000, (b) no later than thirty (30) days prior to October 1 of each year during the Term, beginning October 1, 2014, for the fiscal year ending September 30 of the next year, a Budget for each such fiscal year, and (c) no later than fifteen (15) days after the end of each fiscal month (other than the last fiscal month of each fiscal year commencing with September 30, 2014), any amendments to the Schedule of Base Operating Expenses or the most recently delivered Budget, provided that any amendments to the Schedule of Base Operating Expenses shall be reasonably satisfactory to the Required Lenders, and in any case accompanied by a certificate signed by the President or Chief Financial Officer of Borrowing Agent to the effect that such Budget or amendment, as applicable, has been prepared on the basis of sound financial planning practice consistent with past Budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

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9.8.          Variances From Schedule of Base Operating Expenses. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.4 and 9.5, a written report summarizing all material variances from the Budget and the Schedule of Base Operating Expenses and a discussion and analysis by management with respect to such variances.

9.9.          Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower.

9.10.         ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

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9.11.         Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.12.         Updates to Certain Schedules. Deliver to Agent promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedules 4.4(b) (Ownership and Location of Collateral), 5.19 (Equity Interests), 5.20 (Commercial Tort Claims) and 5.21 (Letter-of-Credit Rights); provided, that absent the occurrence and continuance of any Event of Default, Borrower shall only be required to provide such updates on a quarterly basis in connection with delivery of a Compliance Certificate with respect to the applicable month. Any such updated Schedules delivered by Borrowers to Agent in accordance with this Section 9.12 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement.

9.13.         Financial Disclosure. Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Borrower’s financial status and business operations. Each Borrower hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from such Borrower prior to obtaining such information or materials from such accountants or Governmental Bodies.

X.           EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1.          Nonpayment. Failure by any Borrower to pay when due (a) any principal or interest on the Obligations (including without limitation pursuant to Section 2.6), or (b) any other fee, charge, amount or liability provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment.

10.2.          Breach of Representation. Any representation or warranty made or deemed made by any Borrower in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3.          Financial Information. Failure by any Borrower to (i) furnish financial information when due or when requested which is unremedied for a period of fifteen (15) days, or (ii) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;

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10.4.          Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment (a) against any Borrower’s inventory or Receivables or (b) against a material portion of any Borrower’s other property which is not stayed or lifted within thirty (30) days;

10.5.          Noncompliance. (i) Failure or neglect of any Borrower to perform, keep or observe any term, provision, condition, covenant contained in Article VII or (ii) failure or neglect of any Borrower to perform, keep or observe any other term, provision, condition or covenant contained in this Agreement or in any Other Document which is not cured, if curable, within thirty (30) days from the occurrence of such failure or neglect, provided, however, in the event of the failure or neglect of any Borrower to perform any covenant under Section 6.10 the cure period shall be five (5) days from the occurrence of such failure or neglect;

10.6.          Judgments. Any (a) judgment or judgments, writ(s), order(s) or decree(s) for the payment of money are rendered against any Borrower for an aggregate amount in excess of $250,000 or against all Borrowers for an aggregate amount in excess of $250,000 and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Borrower to enforce any such judgment, or (ii) such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Borrower shall be senior to any Liens in favor of Agent on such assets or properties;

10.7.          Bankruptcy. Any Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.8.          Lien Priority. Any Lien created hereunder or provided for hereby or under any of the Other Documents or any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances);

10.9.          Cross Default. Either (x) any specified “event of default” under any Indebtedness (other than the Obligations) of any Borrower with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $250,000 or more, or any other event or circumstance which would permit the holder of any such Indebtedness of any Borrower to accelerate such Indebtedness (and/or the obligations of Borrower thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness) or (y) a default of the obligations of any Borrower under any other agreement to which it is a party shall occur which has or is reasonably likely to have a Material Adverse Effect;

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10.10.         Change of Control. Any Change of Control shall occur;

10.11.         Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower, or any Borrower shall so claim in writing to Agent or any Lender or any Borrower challenges the validity of or its liability under this Agreement or any Other Document;

10.12.         Pension Plans. An event or condition specified in Section 7.14 or 9.10 shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect;

10.13.         Reportable Compliance Event. The occurrence of any Reportable Compliance Event, or any Borrower’s failure to immediately report a Reportable Compliance Event in accordance with Section 16.15; or

10.14.         Certain Agreements. Any Borrower shall default in the performance or compliance with any of the provisions of the Brickell House Purchase Agreement, the JBT Agreement or the Marketing Agreement and such default shall have not been cured or waived, if applicable, in accordance with the terms of the applicable agreement.

XI.          LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.          Rights and Remedies. Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 (other than Section 10.7(vii)), all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter, at the option of Agent or at the direction of Required Lenders all Obligations shall be immediately due and payable and Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) without limiting Section 8.2, any Event of Default under Section 10.7(vii), the obligation of Lenders to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed. timely in accordance with Section 10.7(vii). Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of Borrower’s premises without legal process and without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may, to the extent permitted by Applicable Law, bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.4. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

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11.2.          Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination shall not in any way modify or affect any of Agent’s or Lenders’ rights hereunder as against Borrowers or each other.

11.3.          Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.4.          Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement (other than the last paragraph of this Section 11.4) to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations, or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents;

SECOND, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

THIRD, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest;

FOURTH, to the payment of the outstanding principal amount of the Obligations arising under this Agreement;

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FIFTH, to all other Obligations arising under this Agreement which shall have become due and payable hereunder, under the Other Documents or otherwise and not repaid pursuant to clauses FIRST through FOURTH above; and

SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses SECOND, THIRD, FOURTH and FIFTH above.

Notwithstanding anything in this Section 11.4, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations owing by any particular Borrower, or in respect of the Collateral of a particular Borrower may, at Agent’s discretion, be paid over or delivered in accordance with the foregoing clauses FIRST through SIXTH (i) first in respect of such Obligations owing by such Borrower and (ii) after the irrevocable payment in full of all such Obligations owing by such Borrower, then to the Obligations owing by the other Borrowers.

XII.         WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.          Waiver of Notice. Each Borrower hereby waives notice of non-payment of any of the Obligations, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2.          Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3.          Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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XIII.         EFFECTIVE DATE AND TERMINATION.

13.1.          Term.

(a)          This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until May 31, 2016 (the “Term”) unless sooner terminated as herein provided.

(b)          Borrowers may terminate this Agreement at any time upon five (5) Business Days prior written notice to Agent upon payment in full of the Obligations.

13.2.          Termination. The termination of this Agreement shall not affect Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations have been paid and performed in full after the termination of this Agreement or each Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid and performed in full.

XIV.         REGARDING AGENT.

14.1.          Appointment. Each Lender hereby designates Parking Source LLC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which, in Agent’s discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

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14.2.          Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

14.3.          Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Other Documents or the financial condition or prospects of any Borrower, or the existence of any Event of Default or any Default.

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14.4.          Resignation of Agent; Successor Agent. Agent may resign on sixty (60) days written notice to each of Lenders and Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers (provided that no such approval by Borrowers shall be required (i) in any case where the successor Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

14.5.          Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.6.          Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

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14.7.          Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.8.          Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding aggregate principal amount of Advances (or, if no Advances are outstanding, pro rata according to the percentage that its Commitment Amount constitutes of the total aggregate Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.9.          Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.10.         Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.4, 9.5, 9.7 and 9.8 or any other certificates or documents required to be provided by any Borrower pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

XV.          BORROWING AGENCY.

15.1.          Borrowing Agency Provisions.

(a)          Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) sign and endorse notes, (iv) execute and deliver all instruments, documents, and all other certificates, notice, writings and further assurances now or hereafter required hereunder and (v) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

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(b)          The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)          All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

15.2.          Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

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XVI.         MISCELLANEOUS.

16.1.          Governing Law. This Agreement and each Other Document, and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York without regard to conflict of laws principles thereof that would result in the application of any law other than the law of the State of New York. Any judicial proceeding brought against any party hereto with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each party hereto accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each party hereto hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to such party or, in the case of any Borrower, to the Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by Applicable Laws or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each party hereto waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each party hereto waives the right to remove any judicial proceeding brought against such party in any state court to any federal court.

16.2.          Entire Understanding.

(a)          This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, Agent and each Lender and supersedes all prior agreements and understandings (whether written or oral), if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each party hereto acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)          The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i)          increase the Commitment Percentage, or the maximum dollar amount of the Commitment Amount of any Lender without the consent of such Lender directly affected thereby;

(ii)         whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance, or reduce the principal amount of or the rate of interest borne by any Advances, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1);

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(iii)        alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(iv)        alter, amend or modify the provisions of Section 11.4 without the consent of all Lenders;

(v)         release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $50,000 without the consent of all Lenders;

(vi)        change the rights and duties of Agent without the consent of the Agent and all Lenders; or

(vii)       release any Borrower without the consent of all Lenders.

(c)          Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)          In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Borrowing Agent or Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest due such Lender, which interest shall be paid when collected from Borrowers. In the event Borrowing Agent or Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

16.3.          Successors and Assigns; Participations.

(a)          This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer all or any part of its rights or delegate all or any part of its obligations under this Agreement without the prior written consent of Agent and each Lender.

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(b)          Each Lender may at any time and from time to time sell participating interests in the Advances to other Persons (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, and (ii) in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant.

(c)          Any Lender, with the written consent of Agent and Borrowing Agent (which consent shall not be (i) unreasonably withheld or (ii) required after the occurrence and during the continuation of an Event of Default), may sell, assign or transfer all or any part of its rights or delegate all or any part of its obligations under or relating to Advances under this Agreement and the Other Documents to one or more additional Persons and one or more additional Persons may commit to make Advances hereunder (each a “Purchasing Lender” and together with each Participant, the “Transferees” and each a “Transferee”), in minimum amounts of not less than $500,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording, provided, however, that each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to each of the Advances under this Agreement in which such Lender has an interest. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages, arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)          Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

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(e)          Each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower.

16.4.          Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5.          Indemnity. Each Borrower shall defend, protect, indemnify, pay and save harmless Agent, , each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of this Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Borrower’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Agent or any Lender under this Agreement and the Other Documents, and (v) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto. Without limiting the generality of any of the foregoing, each Borrower shall defend, protect, indemnify, pay and save harmless each Indemnified Party from any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real Property under any Environmental Laws and any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrowers’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances, in each such case except to the extent that any of the foregoing arises out of the willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Borrowers on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the Indemnified Parties harmless from and against all liability in connection therewith.

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16.6.          Notice. Any notice or request hereunder may be given to Borrowing Agent or any Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Borrowers are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under below or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6:

(a)	If to Agent at:

Parking Source LLC

1200 Brickell Avenue, Suite 1500

Miami, Florida 33131

Attention:      Harvey Hernandez

Telephone:

Facsimile:

E-mail:

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with a copy to:

Greenberg Traurig, P.A.

333 Avenue of the Americas (333 S.E. 2nd Avenue)

Miami, Florida 33131

Attention:      Andrew E. Balog

Telephone:

Facsimile:

E-mail:

(b)	If to a Lender other than Agent, as specified on the signature pages hereof

(c)	If to Borrowing Agent or any Borrower:

Boomerang Systems, Inc.

30 B Vreeland Road

Florham Park, New Jersey 07932

Attention:      Chris Mulvihill

Telephone:

Facsimile:

E-mail:

with a copy to:

Blank Rome LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Attention:      Robert J. Mittman

Telephone:

Facsimile:

E-mail:

Any Notice shall be effective:

(a)          In the case of hand-delivery, when delivered;

(b)          If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)          In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)          In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

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(e)          In the case of electronic transmission, when actually received;

(f)          In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g)          If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

16.7.          Survival. The obligations of Borrowers under Sections 3.4, 16.5 and 16.9 and the obligations of Lenders under Sections 14.8 and 16.5, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8.          Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9.          Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent (including the reasonable fees, charges and disbursements of counsel for the Agent) in connection with the negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Other Documents, including its rights under this Section, or (B) in connection with the Advances made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

16.10.         Consequential Damages. No party to this Agreement or any Other Document, nor any agent or attorney for any of them, shall be liable to any other party to this Agreement or any Other Document (or any Affiliate of any such party), for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.11.         Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

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16.12.         Counterparts; Facsimile Signatures. This Agreement may be executed and delivered in any number of and by different parties hereto on separate counterparts, all of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.13.         Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.14.         Confidentiality; Sharing Information. Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement confidential; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, (c) as required or requested by any Governmental Body or representative thereof and (d) in connection with the enforcement of this Agreement or any Other Documents, including, without limitation, the exercise of any remedies hereunder or thereunder; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information by a Governmental Body or representative thereof and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Borrower or any of any Borrower’s affiliates, the provisions of this Agreement shall supersede such agreements.

16.15.         Anti-Money Laundering/International Trade Law Compliance. Each Borrower represents and warrants to the Agent, as of the date of this Agreement, the date of each Advance, the date of any renewal, extension or modification of this Agreement, and at all times until this Agreement has been terminated and all Obligations have been indefeasibly paid in full, that: (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the Advances will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Obligations are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws. The Borrowers covenant and agree that they shall immediately notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

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16.16.         No Fiduciary Duty. Agent, each Lender and their Affiliates may have economic interests that conflict with those of the Borrowers, their stockholders and/or their Affiliates. Each Borrower agrees that nothing in this Agreement or any of the Other Documents or otherwise shall be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Borrower, its stockholders or Affiliates, on the other. Each Borrower acknowledges and agrees that has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to this Agreement and the Other Documents. Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with this Agreement or any Other Documents.

16.17.         Set-Off. In addition to any rights now or hereafter granted under Applicable Laws and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Borrower at any time or from time to time subject to the consent of the Agent (such consent not to be unreasonably withheld or delayed), without notice to any Borrower or to any other Person (other than the Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Borrower against and on account of the obligations and liabilities of any Borrower to such Lender hereunder and under the Other Documents, including all claims of any nature or description arising out of or connected hereto, or with any Other Documents, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Advances or any other amounts due hereunder shall have become due and payable hereunder and although such obligations and liabilities, or any of them, may be contingent or unmatured. The rights of each Lender and its Affiliates under this Section 16.17 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

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Each of the parties has signed this Agreement as of the day and year first above written.

Borrowers:	BOOMERANG SYSTEMS, INC.

	By:	/s/ Chris Mulvihill
Chris Mulvihill
President

BOOMERANG SUB, INC.

	By:	/s/ Chris Mulvihill
Chris Mulvihill
President and Secretary

BOOMERANG USA CORP.

	By:	/s/ Chris Mulvihill
Chris Mulvihill
President and Secretary

BOOMERANG MP HOLDINGS INC

	By:	/s/ Chris Mulvihill
Chris Mulvihill
President and Secretary

[Signature Page to Loan and Security Agreement]

S-1

Agent and Lender:	PARKING SOURCE, LLC

	By:	/s/ Harvey Hernandez
Harvey Hernandez
Manager

Commitment Percentage: 63.16%
Commitment Amount: $3,000,000

[Signature Page to Loan and Security Agreement]

S-2

Lender:		/s/Burton I. Koffman
Burton I. Koffman

Commitment Percentage: 2.11%
Commitment Amount: $100,000

Lender:		/s/ Milton Koffman
Milton Koffman

Commitment Percentage: 2.11%
Commitment Amount: $100,000

Lender:		I A 545 MADISON ASSOC.

	By:	/s/ Burton I. Koffman
Burton I. Koffman
Partner

Commitment Percentage: 1.58%
Commitment Amount: $75,000

Lender:		300 PLAZA DRIVE ASSOCIATES LLC

	By:	/s/ Jeffrey Koffman
Jeffrey Koffman
Member

Commitment Percentage: 5.26%
Commitment Amount: $250,000

Lender:		DEERFIELD PLACE ASSOCIATES LLC

	By:	/s/ Elizabeth M. Koffman
Elizabeth M. Koffman
Member

Commitment Percentage: 2.11%
Commitment Amount: $100,000

[Signature Page to Loan and Security Agreement]

S-3

Lender:	/s/ Steven Koffman
Steven Koffman

Commitment Percentage: 2.63%
Commitment Amount: $125,000

Lender:	VULCAN PROPERTIES INC.

	By:	/s/ Stanley Garber
Stanley Garber
Treasurer

Commitment Percentage: 1.05%
Commitment Amount: $50,000

Lender:	THE ESTATE OF GENE MULVIHILL

	By:	/s/ Gail Mulvihill
Gail Mulvihill
Co-Administrator

Commitment Percentage: 10.53%
Commitment Amount: $500,000

Lender:	SUNSET MARATHON PARTNERS LLC

	By:	/s/ James Mulvihill
James Mulvihill
Manager

Commitment Percentage: 5.26%
Commitment Amount: $250,000

[Signature Page to Loan and Security Agreement]

S-4

Lender:		MRP HOLDINGS, LLC

	By:	/s/ Mark Patterson
Mark Patterson
Managing Member

Commitment Percentage: 2.11%
Commitment Amount: $100,000

Lender:		/s/ James Gelly
James Gelly

Commitment Percentage: 2.11%
Commitment Amount: $100,000

[Signature Page to Loan and Security Agreement]

S-5